EXHIBIT 23.3

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 6, 2004, to the Board of Trust Managers of Camden Property Trust (“Camden”) as Annex B to the Joint Proxy Statement/Prospectus of Camden and Summit Properties Inc. (“Summit”) that forms a part of the Registration Statement on Form S-4 of Camden relating to the merger of Summit with and into Camden Summit, Inc., a wholly owned subsidiary of Camden, and (ii) all references to Deutsche Bank Securities Inc. in the sections captioned “Summary—Fairness Opinions-Camden”, “The Merger—Background of the Merger”, “The Merger—Camden’s Reasons for the Merger; Recommendation of the Camden Board—Positive Factors Considered by the Camden Board”, and “The Merger—Opinion of Deutsche Bank” of such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

DEUTSCHE BANK SECURITIES INC.

New York, New York
November 23, 2004